UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2016

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.
Telenet International Finance S.á.r.l. (the “Facility AG Borrower”) has entered into the financing described below by way of additional facilities drawn under the credit agreement originally dated August 1, 2007 as amended from time to time and last amended and restated on November 2, 2015 and made between, amongst others, Telenet BVBA as original borrower and The Bank of Nova Scotia as facility agent (the “Credit Agreement”). The Facility AG Borrower is a direct subsidiary of Telenet BVBA, and Telenet BVBA is an indirect subsidiary of Liberty Global plc.
On November 22, 2016 the Facility AG Borrower, certain other Guarantors and Existing Security Providers (as defined in the Credit Agreement) and The Bank of Nova Scotia as facility agent entered into a €400.0 million additional facility accession agreement (the “AG Accession Agreement”) pursuant to the Credit Agreement. Under the terms of the AG Accession Agreement, certain lenders have agreed to provide a €400.0 million revolving loan facility (“Facility AG”) to the Facility AG Borrower. The final maturity date for Facility AG will be June 30, 2023. Facility AG will bear interest at a rate of EURIBOR plus 2.75% subject to a EURIBOR floor of 0.00%. Facility AG can be utilized by the Facility AG Borrower for its general corporate purposes and/or working capital purposes of the Group (as defined in the Credit Agreement).
The AG Accession Agreement provides that the lenders under Facility AG consent to the amendments to the covenants and other provisions of the Credit Agreement and the Finance Documents (as defined in the Credit Agreement) outlined in the AG Accession Agreement (including in the schedules thereto). Once the consent of the requisite lenders is obtained under the Credit Agreement, such amendments may be implemented at the election of Telenet BVBA.
The foregoing descriptions of Facility AG and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the AG Accession Agreement, a copy of which is attached hereto at Exhibit 4.1.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Exhibit Name

4.1	Telenet Additional Facility AG Accession Agreement dated November 22, 2016 and entered into between, among others, Telenet International Finance S.á.r.l. and The Bank of Nova Scotia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: November 29, 2016